Exhibit 4.2

AMENDMENT NO. 1 TO THE SERIES B WARRANT TO PURCHASE COMMON STOCK

This Amendment No. 1 to the Series B Warrant to Purchase Common Stock dated September 8, 2021 is made effective as of September 8, 2021 (the “Amendment”), by and among Sierra Oncology, Inc., a Delaware corporation (the “Company”), and [ ] (the “Investor” and together with the Company, the “Parties”).

WHEREAS, the Company issued a Series B warrant to purchase the Company’s common stock to the Investor (the “Warrant”);

WHEREAS, Section 9 of the Warrant permits the Warrant to be modified or amendment with the written consent of the Company and the Majority Holders (as such term is defined in the Warrant) and the Majority Holders have consented to this Amendment; and

WHEREAS, the Parties desire to enter into this Amendment to amend the terms of the Warrant in accordance with the form attached hereto for convenience as Exhibit A.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	The Investor represents that it is currently the beneficial owner of the Warrant.

2.In the “Expiration date” paragraph, “planned Phase 3 clinical trial” shall be replaced with “Phase 3 clinical trial.”

3.	The first paragraph of the Warrant shall be replaced in its entirely as follows:

“Sierra Oncology, Inc., a Delaware corporation (the “Company”), certifies that, for good and valuable consideration, the receipt and sufficiency of which are acknowledged,, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Exercisability Date, but not after 5:30 p.m., New York Time, on the Expiration Date,fully paid and nonassessable shares of Common Stock (as defined below), equal to the number of Warrants given above multiplied by 0.33, subject to adjustment set forth herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant amends and restates that certain warrant A-to purchase common stock issued in connection with the transactions contemplated by (i) that certain Underwriting Agreement, dated as of November 7, 2019 by and between the Company and Jefferies LLC as the representative of the several underwriters named therein, (ii) the Company’s Registration Statement on Form S-3 (File number 333- 225650), and

(iii) the Company’s prospectus supplement dated as of November 7, 2019 (the “Offering”) (the “Prior Warrant”).”

4.	Subsection 1(b) of the Warrant shall be replaced in its entirety as follows:

“Exercise Price. For purposes of this Warrant, “Exercise Price” means $13.20 per share of Common Stock (which takes into account the reverse stock split that the Company effected in January 2020), subject to adjustment as provided herein.”

5.	The following shall be added after Subsection 2(a) of the Warrant:

“Other Adjustments. In the case of: (i) any recapitalization, reclassification or change of the Common Stock, (ii) any statutory share exchange, or (iii) similar transaction, in each case, other than Fundamental Transaction, and as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Change Event”), then, at and after the effective time of such Change Event, the right to exercise this Warrant into Warrant Shares shall be changed into a right to exercise such Warrant, with a proportional adjustment of the Exercise Price, into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock would have owned or been entitled to receive upon such Change Event.”

6.	Subsection 4(b) of the Warrant shall be replaced in its entirety as follows:

“Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the successor entity or acquiring person, as the case may be (the “Buyer”), either (i) assumes in writing all of the obligations of the Company under this Warrant pursuant to a written instrument issued by the Buyer substantially similar in form and substance to this Warrant, including, without limitation, an adjusted Exercise Price and an adjusted number of Warrant Shares equivalent to the value of the Reference Property (calculated by the Company in good faith assuming full exercisability of this Warrant (e.g., without regard to any limitations on the exercise of this Warrant, including those set forth in Sections 1(d) and 5(b))) or (ii) agrees to deliver in connection with the closing of such Fundamental Transaction in exchange for the cancellation of each Warrant, Reference Property equal in value to the Black Scholes Value of the remaining unexercised portion of such Warrant (calculated by the Company in good faith assuming full exercisability of this Warrant (e.g. without regard to any limitations on the exercise of this Warrant, including those set forth in Sections 1(d) and 5(b))); provided that if the Fundamental Transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property for which each Warrant will be exchanged will be deemed to be the weighted average of the types and amounts of consideration to be received by the holders of Common Stock. If Buyer is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (a “Public Buyer”), whether clause 4(b)(i) or (ii) will apply shall be at the option of the Buyer and the Company and if the Buyer is not a Public Buyer, at the option of the Buyer and Majority Holders. In the case of any assumption of this Warrant as set forth above, the Holder agrees to execute any and all agreements, in form and substance reasonably satisfactory to the Majority Holders, providing for such assumption.”

7.	The following sections shall be added after Section 14 of the Warrant:

“FEES AND EXPENSES. The Company shall pay the reasonable fees and expenses of the Holders incurred in connection with the negotiation of execution of the Warrant Amendment (as defined below).

SECTION 16 RELEASE/COVENANT. In connection with the amendment and restatement of the Original Warrant and the issuance of this Warrant (the “Warrant Amendment”), the Company on its behalf and on behalf of its directors, officers, employees, stockholders and affiliates, and their respective successors and assigns, and all persons or entities acting by, through, under or in concert therewith (collectively, the “Releasing Parties”), to the extent permitted by applicable law, does hereby release and forever discharge (a) the Holder, (b) all past and present officers, directors, employees, counsel, agents, representatives, financial advisors, underwriters and controlling persons, if any, of the Holder, (c) all past and present affiliates and subsidiaries of the Holder, including, without limitation, its general partners, investment advisors and management companies, and (d) all of the past or present officers, directors, employees, counsel, financial advisors, underwriters, agents, representatives, controlling persons of the affiliates and subsidiaries of the Holder (such parties specified in the foregoing clauses (a) through (d), the “Released Parties”) from any and all manner of (and hereby waive any) claims, actions or proceedings of any nature which have been, could have been, or could be brought in any local, state or federal court, administrative agency or other tribunal, including, but not limited to, those arising under common law, federal law, or state statutory law, in law or in equity, suits, debts, liens, contracts, agreements, including, but not limited to, any promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, including all claims for incidental, consequential, punitive or exemplary damages or equitable relief arising out of any of the foregoing, which any such Releasing Party hereto now has or may hereafter have against any of the foregoing Released Parties, arising out of or related to the Warrant Amendment or any other transactions relating thereto, including in connection with potential liability to the Releasing Parties under Section 16(b) of the Exchange Act or otherwise. The Company further agrees not to directly, indirectly or in any other capacity whatsoever, take any action, including, without limitation, the filing of any action, claim, complaint, lawsuit, litigation or other proceeding with any court, governmental agency or office or any other entity, against any Released Party in connection with the Warrant Amendment.”

8.	Subsection 15(a) of the Warrant shall be replaced in its entirety as follows:

““Black Scholes Value” means the value of this Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility equal to 100%.”

9.	The following subsection shall be added after Subsection 17(l) of the Warrant:

““Reference Property” means the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Warrant Shares deliverable upon the exercise of such Warrant (assuming Cash Exercise thereof) immediately prior to the Fundamental Transaction would have owned or been entitled to receive upon such Fundamental Transaction with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock, subject to adjustment to the Warrant Shares set forth herein, is entitled to receive upon such Fundamental Transaction.”

10.	Subsection 15(o) of the Warrant shall be removed in its entirety.

11.Governing Law. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

12.Entire Agreement. This Amendment, together with the Warrant represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter herein.

13.Counterparts; Electronic Signatures. This Amendment may be executed and delivered by electronic signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.Effect. Except as modified by this Amendment, the Warrant shall remain in full force and effect and, as modified, is hereby ratified, confirmed and approved.

IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

                                                 SIERRA ONCOLOGY, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

                                                 [WARRANT HOLDER]

By:
Name:
Title:

Exhibit A

SIERRA ONCOLOGY, INC.

AMENDED AND RESTATED SERIES B WARRANT TO PURCHASE COMMON STOCK

Number of Warrants:

Warrant No.: [ ]

Date of Issuance: November [ ], 2019 (“Issuance Date”)

Number of Warrant Shares:

Expiration Date: Seventy-fifth (75th) day anniversary of the Company’s (as defined below) announcement, via publicly disseminated press release or SEC filing, of the top-line data results from MOMENTUM, its Phase 3 clinical trial of momelotinib for patients with myelofibrosis (“Expiration Date”)

Sierra Oncology, Inc., a Delaware corporation (the “Company”), certifies that, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Cede & Co., the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Exercisability Date, but not after 5:30 p.m., New York Time, on the Expiration Date,fully paid and nonassessable shares of Common Stock (as defined below), equal to the number of Warrants given above multiplied by 0.33, subject to adjustment set forth herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant amends and restates that certain warrant A-to purchase common stock issued in connection with the transactions contemplated by (i) that certain Underwriting Agreement, dated as of November 7, 2019 by and between the Company and Jefferies LLC as the representative of the several underwriters named therein, (ii) the Company’s Registration Statement on Form S-3 (File number 333- 225650), and (iii) the Company’s prospectus supplement dated as of November 7, 2019 (the “Offering”) (the “Prior Warrant”).”

1.	EXERCISE OF WARRANT.

(a)Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(d)), this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part (but not as to fractional shares), by delivery of a written notice (which may be by facsimile or email), in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds. The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder; provided, that in the event of an exercise of this Warrant for all Warrant Shares then issuable hereunder, this Warrant is surrendered to the Company’s transfer agent through DTC’s Deposit Withdrawal Agent Commission system (“DWAC System”) by the second (2nd) Trading Day following the date on which the Company’s transfer agent for the Common Stock and Warrants (“Transfer Agent”) has received the Exercise Notice. Within one (1) Trading Day following the date of exercise as aforesaid, the Holder shall deliver the Aggregate Exercise Price for the shares specified in the applicable Exercise Notice by wire transfer or cashier’s check drawn on a United States bank. No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice form be required, except as may be required by the Company’s transfer agent. On or before the first (1st) Trading Day following the date on which the Company or the Transfer Agent has received the Exercise Notice, the Company or the Transfer Agent shall transmit by email or facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Transfer Agent. The Company or the Transfer Agent shall deliver any objection to the Exercise Notice on or before the first (1st) Trading Day following the date on which the Company or the Transfer Agent has received the Exercise Notice. In the event of any discrepancy or dispute, the records of the Company and the Transfer Agent shall be controlling and determinative in the absence of manifest error. On or before the earlier of (i) the third (3rd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the date on which the Holder has delivered to the Company a duly completed and executed Exercise Notice (the “Share Delivery Date”), and the Aggregate Exercise Price, the Company or its Transfer Agent shall, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal At Custodian system. Upon delivery of the Exercise Notice and the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the book-entry accounts evidencing such Warrant Shares, as the case may be. The Company agrees to maintain a transfer agent that is a participant in the FAST Program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Principal Market with respect to the Common Stock as in effect on the date of delivery of the Exercise Notice.

If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Transfer Agent shall as soon as practicable and in no event later than ten (10) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(e)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised, through the DWAC System. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable based on the income of the Holder or in respect of any transfer involved in the registration of any book-entry accounts for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

If the Company shall fail for any reason or for no reason to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, then the Holder shall be entitled, but not required, to rescind the previously submitted Exercise Notice and the Company or the Transfer Agent shall return all consideration paid by Holder for such shares upon such rescission.

Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments to the Holder in lieu of issuance of the Warrant Shares.

(b)Exercise Price. For purposes of this Warrant, “Exercise Price” means $13.20 per share of Common Stock (which takes into account the reverse stock split that the Company effected in January 2020), subject to adjustment as provided herein.

(c)	Reserved.

(d)Limitations on Exercises. Subject to the last sentence of this Section 1(d), the Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Holder (together with such Holder’s affiliates and any other Persons acting as a group together) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Proxy Statement, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, where such request indicates that it is being made pursuant to this Warrant, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Warrants. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(d) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations set forth in this Section 1(d) shall not apply to exercises of this Warrant that occur prior to and expressly in connection with the Company’s consummation of a Fundamental Transaction.

(e)No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

2.ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)Adjustment upon Subdivision or Combination of Shares of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)Other Adjustments. In the case of: (i) any recapitalization, reclassification or change of the Common Stock, (ii) any statutory share exchange, or (iii) similar transaction, in each case, other than Fundamental Transaction, and as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Change Event”), then, at and after the effective time of such Change Event, the right to exercise this Warrant into Warrant Shares shall be changed into a right to exercise such Warrant, with a proportional adjustment of the Exercise Price, into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock would have owned or been entitled to receive upon such Change Event.”

(c)Par Value. Notwithstanding anything to the contrary in this Warrant, in no event shall the Exercise Price be reduced below the par value of the Company’s Common Stock.

3.RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(a)any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Weighted Average Price of the shares of Common Stock on the

Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Weighted Average Price of the shares of Common Stock on the Trading Day immediately preceding such record date; and

(b)the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a).

4.	PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time prior to the Expiration Date, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the successor entity or acquiring person, as the case may be (the “Buyer”), either (i) assumes in writing all of the obligations of the Company under this Warrant pursuant to a written instrument issued by the Buyer substantially similar in form and substance to this Warrant, including, without limitation, an adjusted Exercise Price and an adjusted number of Warrant Shares equivalent to the value of the Reference Property (calculated by the Company in good faith assuming full exercisability of this Warrant (e.g., without regard to any limitations on the exercise of this Warrant, including those set forth in Sections 1(d) and 5(b))) or (ii) agrees to deliver in connection with the closing of such Fundamental Transaction in exchange for the cancellation of each Warrant, Reference Property equal in value to the Black Scholes Value of the remaining unexercised portion of such Warrant (calculated by the Company in good faith assuming full exercisability of this Warrant (e.g. without regard to any limitations on the exercise of this Warrant, including those set forth in Sections 1(d) and 5(b))); provided that if the Fundamental Transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property for which each Warrant will be exchanged will be deemed to be the weighted average of the types and amounts of consideration to be received by the holders of Common Stock. If Buyer is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (a “Public Buyer”), whether clause 4(b)(i) or

(ii) will apply shall be at the option of the Buyer and the Company and if the Buyer is not a Public Buyer, at the option of the Buyer and Majority Holders. In the case of any assumption of this Warrant as set forth above, the Holder agrees to execute any and all agreements, in form and substance reasonably satisfactory to the Majority Holders, providing for such assumption.

5.	RESERVATION OF WARRANT SHARES.

(a)The Company covenants that it will at all times after the Exercisability Date reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of shares of Common Stock which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions in Section 2). Such reservation shall comply without regard to the provisions of Section 1(d). The Company covenants that all shares of Common Stock so issuable and deliverable shall be, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, duly authorized, validly issued and fully paid and nonassessable. The Company will take all such actions as may be reasonably necessary to ensure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

(b)Following the Issuance Date, the Company covenants and agrees that it will use reasonable best efforts to obtain approval by the Company’s stockholders, at the first meeting of stockholders following the Issuance Date, which the Company shall use best efforts to hold as soon as practicable after the Issuance Date, but not later than 75 days from the Issuance Date (which shall be extended to 120 days from the Issuance Date in the event that the Company receives comments to the preliminary proxy statement for such meeting from the Securities and Exchange Commission), of an amendment to the Company’s certificate of incorporation increasing the aggregate number of authorized shares of Common Stock such that the Company shall have sufficient authorized but unissued and otherwise unreserved shares of Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, without regard to the provisions of Section 1(d) (the “Proposal”). The Company covenants and agrees that its Board of Directors shall unanimously recommend that the Proposal be approved by the Company’s stockholders at all meetings in which such Proposal is considered and promptly file the necessary amendments to the Company’s certificate of incorporation after the Proposal is approved. If the Company’s stockholders do not approve such Proposal at the first meeting in which it is voted on by stockholders, the Company covenants and agrees that it will submit the Proposal for approval of the Company’s stockholders at least annually until such approval is obtained.

6.WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7.	REGISTRATION AND REISSUANCE OF WARRANTS.

(a)Registration of Warrant. The Company or its Transfer Agent shall register this Warrant, upon the records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company and its Transfer Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company and its Transfer Agent shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register.

(b)Transfer of Warrant. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by applicable securities laws. Subject to applicable securities laws, if this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company or its Transfer Agent, as directed by the Company, together with all applicable transfer taxes, whereupon the Company will, or will cause its Transfer Agent to, forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(e)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(e)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. The acceptance of the new Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the new Warrant that the Holder has in respect of this Warrant.

(c)Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (which shall not include the posting of any bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company or its Transfer Agent, as directed by the Company, shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(e)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(d)Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company or its Transfer Agent, as directed by the Company, together with all applicable transfer taxes, for a new Warrant or Warrants (in accordance with Section 7(e)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that the Company or its Transfer Agent, as directed by the Company, shall not be required to issue Warrants for fractional shares of Common Stock hereunder.

(e)Issuance of New Warrants. Whenever the Company or its Transfer Agent, as directed by the Company, is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall (i) be of like tenor with this Warrant, (ii) represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(b) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) have an issuance date, as indicated on the face of such new Warrant, which is the same as the Issuance Date and (iv) have the same rights and conditions as this Warrant.

8.NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the information set forth in the Warrant Register. The Company shall give written notice to the Holder (i) reasonably promptly following any adjustment of the Exercise Price, setting forth in reasonable detail the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided, that in each case, the Company will only be required to provide such information to the Holder if such information shall have been made known to the public prior to or in conjunction with such notice being provided to the Holder.

9.AMENDMENT AND WAIVER. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Majority Holders. Any amendment, modification or waiver effected in the accordance with the foregoing shall be binding on all Warrants and holders thereof.

10.LIMITATION OF LIABILITY. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Warrant Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

11.GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

12.CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13.DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via email or facsimile within five (5) Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within five (5) Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Trading Days thereafter submit via email or facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than twenty (20) Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and accountant will be borne by the Company unless the investment bank or accountant determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Holder was incorrect by more than 25%, in which case the expenses of the investment bank and accountant will be borne by the Holder.

14.REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach. Notwithstanding the foregoing or anything else herein to the contrary, if the Company is for any reason unable to issue and deliver Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof, the Company shall have no obligation to pay to the Holder any cash or other consideration or otherwise “net cash settle” this Warrant.

15.FEES AND EXPENSES. The Company shall pay the reasonable fees and expenses of the Holders incurred in connection with the negotiation of execution of the Warrant Amendment (as defined below).

16.SECTION 16 RELEASE/COVENANT. In connection with the amendment and restatement of the Original Warrant and the issuance of this Warrant (the “Warrant Amendment”), the Company on its behalf and on behalf of its directors, officers, employees, stockholders and affiliates, and their respective successors and assigns, and all persons or entities acting by, through, under or in concert therewith (collectively, the “Releasing Parties”), to the extent permitted by applicable law, does hereby release and forever discharge (a) the Holder, (b) all past and present officers, directors, employees, counsel, agents, representatives, financial advisors, underwriters and controlling persons, if any, of the Holder, (c) all past and present affiliates and subsidiaries of the Holder, including, without limitation, its general partners, investment advisors and management companies, and (d) all of the past or present officers, directors, employees, counsel, financial advisors, underwriters, agents, representatives, controlling persons of the affiliates and subsidiaries of the Holder (such parties specified in the foregoing clauses (a) through (d), the “Released Parties”) from any and all manner of (and hereby waive any) claims, actions or proceedings of any nature which have been, could have been, or could be brought in any local, state or federal court, administrative agency or other tribunal, including, but not limited to, those arising under common law, federal law, or state statutory law, in law or in equity, suits, debts, liens, contracts, agreements, including, but not limited to, any promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, including all claims for incidental, consequential, punitive or exemplary damages or equitable relief arising out of any of the foregoing, which any such Releasing Party hereto now has or may hereafter have against any of the foregoing Released Parties, arising out of or related to the Warrant Amendment or any other transactions relating thereto, including in connection with potential liability to the Releasing Parties under Section 16(b) of the Exchange Act or otherwise. The Company further agrees not to directly, indirectly or in any other capacity whatsoever, take any action, including, without limitation, the filing of any action, claim, complaint, lawsuit, litigation or other proceeding with any court, governmental agency or office or any other entity, against any Released Party in connection with the Warrant Amendment.”

17.CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)“Black Scholes Value” means the value of this Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility equal to 100%.

(b)	“Bloomberg” means Bloomberg Financial Markets.

(c)“Common Stock” means (i) the Company’s shares of Common Stock, $0.001 par value per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(d)“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(e)“Eligible Market” means the NYSE MKT LLC, The New York Stock Exchange, Inc., The Nasdaq Stock Market, or the OTC Bulletin Board®.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)“Exercisability Date” means the later of (i) the Issuance Date and (ii) the first Trading Day following the date the Company obtains shareholder approval for the Proposal as described in Section 5(b) above; provided, however, in the event of a Fundamental Transaction prior to obtaining shareholder approval of the Proposal, the first Trading Day following the closing of the Fundamental Transaction shall be deemed the Exercisability Date; provided, further, that treatment of this Warrant in the event of a Fundamental Transaction is addressed in Section 4(b) above.

(h)“Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination) or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(i)“Majority Holders” means the holders of a majority of the Warrant Shares underlying the then outstanding Warrants (disregarding for this purpose any and all limitations of any kind on exercise of any Warrants).

(j)“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(k)“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(l)“Principal Market” means (i) the Nasdaq Global Market, or (ii) if the Nasdaq Global Market is not the principal trading market for the Common Stock, then the principal securities exchange or securities market on which the Common Stock is then traded.

(m)“Reference Property” means the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Warrant Shares deliverable upon the exercise of such Warrant (assuming Cash Exercise thereof) immediately prior to the Fundamental Transaction would have owned or been entitled to receive upon such Fundamental Transaction with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock, subject to adjustment to the Warrant Shares set forth herein, is entitled to receive upon such Fundamental Transaction.

(n)	“Securities Act” means the Securities Act of 1933, as amended.
(o)	“Trading Day” means any day on which the Common Stock is traded on the Principal Market.

(p)“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

SIERRA ONCOLOGY, INC.

By: (Signature)

Name: Sukhi Jagpal

Title: Chief Financial Officer

EXHIBIT A EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT TO PURCHASE COMMON STOCK

SIERRA ONCOLOGY, INC.

The undersigned holder hereby exercises the right to purchase of the shares of Common Stock (“Warrant Shares”) of Sierra Oncology, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	Exercise Price. The Holder shall pay the sum of $ to the Company in accordance with the terms of the Warrant.

2.Delivery of Warrant Shares. The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant.

3.Representations and Warranties. By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 1(d) of this Warrant to which this notice relates. DATED:

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Registered Holder Address: